                                        Filed Pursuant to Rules 424(b)(3) & (c)
                                                             File No. 333-48820
                            Dated January 31, 2002

Prospectus Supplement
(to prospectus dated January 16, 2001 and to supplements dated January 26, 2001, February 5, 2001, February 22, 2001, February 28, 2001, March 26, 2001,
  June 11, 2001, June 19, 2001, June 29, 2001, July 31, 2001, August 10, 2001
  and September 5, 2001)

                                 $488,750,000

                      Health Management Associates, Inc.

 Convertible Senior Subordinated Debentures due 2020 and Class A Common Stock
                  Issuable Upon Conversion of the Debentures

   This supplement amends our prospectus dated January 16, 2001 and our prospectus supplements dated January 26, 2001, February 5, 2001, February 22, 2001, February 28, 2001, March 26, 2001, June 11, 2001, June 19, 2001, June 29,
2001, July 31, 2001, August 10, 2001 and September 5, 2001, respectively, relating to the sale by certain of our securityholders of up to $488,750,000 in principal amount at maturity of our debentures and shares of our class A common stock issuable upon their conversion.

   You should read this supplement in conjunction with the prospectus and all previous supplements. Additionally, this supplement is qualified by reference to the prospectus and such previous supplements, except to the extent that the information in this supplement supersedes the information contained in the prospectus and previous supplements.

                            Selling Securityholders

   The following table provides information regarding the principal amount at maturity of debentures owned beneficially by certain of our selling securityholders, the percentage of outstanding debentures held by such securityholders, and the number of shares of our class A common stock each securityholder would own beneficially upon conversion of its entire principal amount of debentures.

   The table below supplements or amends the table of securityholders contained on pages 32 through 34 of the prospectus and the table contained in all previous supplements. Accordingly, the information contained in the table supersedes the information in the prospectus and previous supplements with respect to each securityholder listed below. This information was furnished to us by the listed securityholders on or before January 31, 2002. Because selling securityholders may at any time trade all or some of the debentures listed without providing notice of such transactions to us, the table below may not reflect the exact value of debentures held by each securityholder on the date hereof.

                                                                   Number of
                              Principal Amount at               Shares of Class
                                  Maturity of     Percentage of    A Common
                                Debentures That    Debentures     Stock That
            Name                  May Be Sold      Outstanding    May Be Sold
----------------------------- ------------------- ------------- ---------------
Granville Capital Corporation     $18,000,000         3.68%         532,121